Exhibit 99.2

The AES Corporation Announces Pricing of Private Offering of Senior Notes by its Subsidiary Dolphin Subsidiary II, Inc. as Part of Permanent Financing for DPL Inc. Acquisition

September 27, 2011 — Arlington, Virginia — The AES Corporation announced the pricing of a $1.25 billion private offering of senior notes by its newly formed, wholly-owned special purpose indirect subsidiary, Dolphin Subsidiary II, Inc. (the “Company”). The private offering consisted of $450 million aggregate principal amount of 6.50% senior notes due 2016 and $800 million aggregate principal amount of 7.25% senior notes due 2021 (together, the “Notes”) in a private offering exempt from registration in accordance with Rule 144A and Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”). The closing of the offering is expected to occur on October 3, 2011, subject to certain conditions.

The net proceeds from the offering will be used to finance The AES Corporation’s previously announced pending acquisition (the “Merger”) of DPL Inc. (“DPL”). Subject to and upon the consummation of the Merger, the Company will merge with and into DPL, with DPL continuing as the surviving company and obligor under the Notes. Neither The AES Corporation nor, until consummation of the Merger and the merger between the Company and DPL, DPL has any obligation under the Notes. Pending the consummation of the Merger, the proceeds from the offering will be deposited and held in an escrow account. If the Merger is not consummated on or before September 30, 2012, the proceeds from the offering will be used to redeem the Notes at a redemption price equal to 101% of the offering price of the Notes, plus accrued and unpaid interest to, but not including, the redemption date. The consummation of the Merger is subject to various regulatory approvals and certain other closing conditions and, as a result, there can be no assurance that the Merger will be consummated.

The Notes are being offered only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act, and, outside the United States, only to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements under the Securities Act or any state securities laws.

Nothing in this press release shall constitute or be construed as an offering by AES or DPL. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Inquiries Contact:

Joel Abramson

(703) 682-6301